Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Joe Giordano, CFO & Treasurer
Phone: (574) 535-1125
E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS 2014 THIRD QUARTER RESULTS

Elkhart, Indiana - October 31, 2014 - Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RVs) and manufactured homes, reported net income of $15.5 million, or $0.64 per diluted share, for the third quarter ended September 30, 2014, compared to net income of $14.8 million, or $0.62 per diluted share, for the third quarter ended September 30, 2013.

Consolidated net sales in the third quarter of 2014 increased to $294 million, 17 percent higher than the 2013 third quarter. This growth in net sales primarily resulted from a 21 percent increase in net sales of Drew’s RV Segment, which accounted for 90 percent of consolidated net sales this quarter. The four acquisitions completed by the Company in 2014 added $15 million in net sales in the third quarter of 2014, all of which related to Drew’s RV Segment. RV Segment net sales growth was also due to a 7 percent increase in industry-wide wholesale shipments of RVs. Further, the Company’s sales of new products for RVs increased, as did sales to adjacent industries and the aftermarket.

“Our net sales in 2014 continue to be strong, validating the effectiveness of our customer-focused business philosophy,” said Jason Lippert, Drew’s Chief Executive Officer. “Our sales growth continues to stem from the strong underlying demand in the RV industry, which has benefited from the improvement in consumer confidence over the past few years. For 2014, the RVIA projects the RV industry will produce 350,000 RVs, approximately the same number of RVs produced in 2007, while our RV Segment net sales have doubled over the same period to $1.0 billion for the twelve months ended September 30, 2014, up from $492 million in 2007.”

"In addition to the positive impact from the industry-wide increases in RV production, our net sales to the RV and adjacent industries increased as a result of the introduction of new products and product enhancements, which have largely come through our investments in research and development, as well as from market share gains and acquisitions,” continued Jason Lippert. “These same areas that generated our success historically continue to provide opportunities for us now and in the future. Furthermore, our heightened focus on the significant opportunities in the aftermarket and international RV markets has opened up broader potential for long-term growth.”

The Company’s content per travel trailer and fifth-wheel RV in the twelve months ended September 30, 2014, increased by $111, or 4 percent, to $2,814, compared to the prior twelve-month period. Content per motorhome RV reached $1,436 in the twelve months ended September 30, 2014, and $1,834 in the 2014 third quarter, reflecting market share gains through organic growth and the recent acquisition of the Power Gear® and Kwikee® brands from Actuant Corporation.

“As we plan for 2015 and beyond, we believe current economic and demographic factors point towards additional growth in the RV industry, as well as in the other industries we serve,” added Jason Lippert. “Many of our OEM customers also believe there is further growth coming and have recently announced significant capacity expansions to meet the projected increases in demand. We also continue to identify ways to grow faster than the industries we serve and sustain our long track record of growth. We did just that in early 2014 with the acquisition of Innovative Design Solutions (IDS), a premier producer of state-of-the art electronic control devices for the RV industry, and IDS is continuing to develop new electronic control devices for the RV industry and adjacent industries for the future.”

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In October 2014, Drew’s consolidated net sales reached approximately $115 million - 21 percent higher than October 2013 - as a result of continued growth in the Company’s RV Segment. Excluding the impact of acquisitions, the Company’s consolidated net sales for October 2014 were up approximately 15 percent. Future industry-wide wholesale production levels for RVs will depend on the strength of retail sales, which are sensitive to economic conditions and consumer confidence.

As a result of facility start-up and realignment costs, as well as higher health insurance and material costs, the Company’s incremental margin was lower than its historical average. “As we discussed last quarter, we are making several substantial investments in our business during 2014,” said Scott Mereness, Drew’s President. “Two new leased facilities announced earlier in the year added more than 700,000 square feet of combined production and distribution capacity, and are now operational and expected to be fully occupied by the end of 2014. Further, we continue to expand and improve production capacity at other facilities in anticipation of growth, including investing in personnel in excess of current needs, as well as realigning certain operations and implementing improvements at many facilities. We continue to be forward looking, and by staying ahead of the curve on capacity, we expect to be able to fulfill customer orders efficiently as industry-wide demand increases.”

Mereness added, “However, these investments come at a cost, lowering our net income per diluted share by $0.04 in the third quarter of 2014. In the fourth quarter of 2014, we also expect to incur costs related to facility re-alignment and process improvements, but as we complete these projects over the coming months, we expect these additional costs to decrease. Over the long term, we expect these investments will improve our operating efficiencies, which should result in improvements in customer service and operating profit margins.”

“Our third quarter operating results were also impacted by increases in raw material costs, in particular steel and aluminum, as well as higher health insurance and other costs,” continued Mereness. “Collectively, higher raw material and health insurance costs had a negative impact on net income in the third quarter of 2014 of $0.11 per diluted share, as compared to the third quarter of 2013. The increase in health insurance costs is primarily due to the increase in enrollment over the past year, which we believe is largely due to the new health care requirements. Although we are making every effort to offset higher costs through improved product designs and efficiency improvements, and by working with our vendors to identify opportunities to reduce input costs, we expect higher raw material costs and higher health insurance and other costs to impact the year-over-year comparison of operating results in the fourth quarter of 2014. Further, in response to the higher costs, we are implementing sales price increases which should be fully in place during the first quarter of 2015.”

The effective tax rate for the 2014 third quarter was lower than in the prior-year third quarter, primarily as a result of higher federal tax credits.

“Consistent with our long-term strategic plan, during the third quarter of 2014 we completed the acquisition of certain assets and the business of Duncan Systems, which added replacement motorhome windshields, awnings, and RV, heavy truck, and specialty vehicle glass and windows to our product offerings, primarily to fulfill insurance claims,” said Jason Lippert. “In the past few years, we increased our efforts to sell aftermarket replacement parts to warehouse distributors and retail RV dealers, as well as through our online store. The acquisition of Duncan Systems opens a new aftermarket channel for us, enabling us to fulfill insurance claims for replacement parts. Today, there are an estimated 10 million households in the United States and Canada that own an RV, creating a significant aftermarket opportunity for many of our products. Also, we believe the additional relationships Duncan Systems brings in the heavy trucking and specialty vehicle markets, as well as the broadened customer base of existing RV owners and expected synergies, will help accelerate Drew’s growth.”

Net sales of Duncan Systems for the twelve months ended July 31, 2014 were approximately $26 million. Drew estimates the aftermarket for the products it currently sells is in excess of $350 million. The purchase price was $18.0 million, plus contingent consideration based on future net sales. After funding this acquisition, the Company remains well-positioned with both financial capital and human resources to take advantage of additional investment opportunities. This acquisition was immediately accretive to Drew’s earnings.

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Conference Call & Webcast
Drew will provide an online, real-time webcast of its third quarter 2014 earnings conference call on the Company’s website, www.drewindustries.com, on Friday, October 31, 2014, at 11:00 a.m. Eastern time.

Institutional investors can access the call via the password-protected site, StreetEvents (www.streetevents.com). A replay of the call will be available by dialing (888) 286-8010 and referencing access code 95921349. A replay of the webcast will also be available on Drew’s website.

About Drew Industries
From 36 factories located throughout the United States, Drew Industries, through its wholly-owned subsidiary, Lippert Components®, supplies a broad array of components for the leading manufacturers of recreational vehicles and adjacent industries including buses; trailers used to haul boats, livestock, equipment and other cargo; truck campers; truck caps; manufactured housing; modular housing; and factory-built mobile office units. Drew’s products include steel chassis; vinyl and aluminum windows; slide-out mechanisms and solutions; axles and suspension solutions; furniture and mattresses; thermoformed bath, kitchen and other products; manual, electric and hydraulic stabilizer and lifting systems; chassis components; entry, luggage, patio and ramp doors; electric and manual entry steps; awnings and slide toppers; electronic components; and other accessories. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company’s Common Stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel, steel based components and aluminum) and other components, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, availability and costs of labor, employee benefits, employee retention, inventory levels of retail dealers and manufacturers, levels of repossessed products for which we sell our components, seasonality and cyclicality in the industries to which we sell our products, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the pace of and successful integration of acquisitions and other growth initiatives, realization of efficiency improvements, the successful entry into new markets, the costs of compliance with increased governmental regulation, interest rates, oil and gasoline prices, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, and in our subsequent filings with the Securities and Exchange Commission. We disclaim any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,		Last Twelve
	2014	2013	2014	2013	Months
(In thousands, except per share amounts)

Net sales	$901,431	$790,629	$294,271	$250,851	$1,126,378
Cost of sales	703,736	625,479	231,788	194,725	880,724
Gross profit	197,695	165,150	62,483	56,126	245,654
Selling, general and administrative expenses	117,475	101,148	39,412	33,296	149,262
Sale of extrusion assets	1,954	—	—	—	1,954
Executive succession	—	1,876	—	—	—
Operating profit	78,266	62,126	23,071	22,830	94,438
Interest expense, net	324	279	130	76	396
Income before income taxes	77,942	61,847	22,941	22,754	94,042
Provision for income taxes	27,672	22,805	7,453	7,949	32,695
Net income	$50,270	$39,042	$15,488	$14,805	$61,347

Net income per common share:
Basic	$2.11	$1.68	$0.65	$0.63	$2.58
Diluted	$2.07	$1.65	$0.64	$0.62	$2.53

Weighted average common shares outstanding:
Basic	23,870	23,243	23,935	23,451	23,800
Diluted	24,300	23,644	24,301	23,838	24,219

Depreciation and amortization	$23,475	$20,388	$8,555	$6,935	$30,587
Capital expenditures	$30,032	$26,080	$12,120	$8,535	$36,547

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DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS
(unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,		Last Twelve
	2014	2013	2014	2013	Months
(In thousands)
Net sales:
RV Segment:
RV OEMs:
Travel trailers and fifth-wheels	$645,655	$567,087	$198,239	$174,637	$806,351
Motorhomes	49,679	35,278	19,622	12,388	62,338
RV aftermarket	32,777	19,785	16,015	6,904	38,326
Adjacent industries	84,355	72,882	29,728	24,034	104,113
Total RV Segment net sales	812,466	695,032	263,604	217,963	1,011,128

MH Segment:
Manufactured housing OEMs	58,550	62,941	21,269	22,571	75,854
Manufactured housing aftermarket	10,849	10,377	3,677	3,138	14,191
Adjacent industries	19,566	22,279	5,721	7,179	25,205
Total MH Segment net sales	88,965	95,597	30,667	32,888	115,250
Total net sales	$901,431	$790,629	$294,271	$250,851	$1,126,378

Operating profit:
RV Segment	$72,048	$54,098	$20,287	$19,234	$86,198
MH Segment	8,172	9,904	2,784	3,596	10,194
Total segment operating profit	80,220	64,002	23,071	22,830	96,392
Sale of extrusion assets	(1,954)	—	—	—	(1,954)
Executive succession	—	(1,876)	—	—	—
Total operating profit	$78,266	$62,126	$23,071	$22,830	$94,438

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DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(unaudited)

	September 30,		December 31,
	2014	2013	2013
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$4	$52,873	$66,280
Accounts receivable, net	64,543	54,824	31,015
Inventories, net	127,078	96,164	101,211
Deferred taxes	12,557	10,073	12,557
Prepaid expenses and other current assets	18,410	8,396	14,467
Total current assets	222,592	222,330	225,530
Fixed assets, net	133,543	120,723	125,982
Goodwill	66,203	21,552	21,545
Other intangible assets, net	100,785	61,861	59,392
Other assets	26,286	23,230	20,735
Total assets	$549,409	$449,696	$453,184

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable, trade	$44,541	$31,809	$24,063
Dividend payable	—	—	46,706
Accrued expenses and other current liabilities	61,999	53,333	47,422
Total current liabilities	106,540	85,142	118,191
Long-term indebtedness	40,000	—	—
Other long-term liabilities	25,536	21,091	21,380
Total liabilities	172,076	106,233	139,571
Total stockholders’ equity	377,333	343,463	313,613
Total liabilities and stockholders’ equity	$549,409	$449,696	$453,184

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DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,
	2014	2013
(In thousands)

Cash flows from operating activities:
Net income	$50,270	$39,042
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	23,475	20,388
Stock-based compensation expense	7,909	8,224
Other non-cash items	2,837	1,787
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(27,162)	(32,829)
Inventories, net	(16,526)	1,246
Prepaid expenses and other assets	(3,668)	4,090
Accounts payable, trade	16,276	10,042
Accrued expenses and other liabilities	13,553	9,681
Net cash flows provided by operating activities	66,964	61,671

Cash flows from investing activities:
Capital expenditures	(30,032)	(26,080)
Acquisitions of businesses	(100,157)	(1,451)
Proceeds from note receivable	750	—
Proceeds from sales of fixed assets	3,344	1,381
Other investing activities	(66)	(117)
Net cash flows used for investing activities	(126,161)	(26,267)

Cash flows from financing activities:
Exercise of stock options and deferred stock units, net of shares tendered for payment	3,555	11,817
Proceeds from line of credit borrowings	330,346	135,452
Repayments under line of credit borrowings	(290,346)	(135,452)
Payment of special dividend	(46,706)	—
Payment of contingent consideration related to acquisitions	(3,732)	(4,287)
Other financing activities	(196)	—
Net cash flows (used for) provided by financing activities	(7,079)	7,530

Net (decrease) increase in cash	(66,276)	42,934

Cash and cash equivalents at beginning of period	66,280	9,939
Cash and cash equivalents at end of period	$4	$52,873

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DREW INDUSTRIES INCORPORATED
SUPPLEMENTARY INFORMATION
(unaudited)

	Nine Months Ended			Three Months Ended
	September 30,			September 30,			Last Twelve
	2014		2013	2014		2013	Months
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	226.6		207.9	65.5		61.3	286.7
Motorhome RVs	34.0		28.9	10.7		9.4	43.4
Manufactured homes	48.0	(3)	45.3	17.3	(3)	16.2	62.9	(3)
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	223.4	(2)	214.4	80.5	(2)	78.7	259.8	(2)
Impact on dealer inventories	3.2	(2)	(6.5)	(15.0)	(2)	(17.4)	26.9	(2)
Motorhome RVs	28.8	(2)	25.7	9.5	(2)	8.5	34.6	(2)

				Twelve Months Ended
				September 30,
				2014		2013
Drew Estimated Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV				$2,814		$2,703
Motorhome RV				$1,436		$1,231
Manufactured home				$1,205	(3)	$1,401

				September 30,			December 31,
				2014		2013	2013
Balance Sheet Data:
Current ratio				2.1		2.6	1.9
Total indebtedness to stockholders' equity				0.1		—	—
Days sales in accounts receivable				20.2		21.0	16.5
Inventory turns, based on last twelve months				8.2		7.8	7.9

				2014
Estimated Full Year Data:
Capital expenditures				$ 38 - $ 40 million
Depreciation and amortization				$ 31 - $ 33 million
Stock-based compensation expense				$ 11 - $ 13 million
Annual tax rate				36%
(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry wholesale production data for manufactured homes provided by the Institute for Building Technology and Safety. Industry retail sales data provided by Statistical Surveys, Inc.
(2) September 2014 retail sales data for RVs has not been published yet, therefore 2014 retail data for RVs includes an estimate for September 2014 retail units.
(3) September 2014 wholesale data for manufactured homes has not been published yet, therefore 2014 manufactured housing wholesale data includes an estimate for September 2014 wholesale units.

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